EXHIBIT 99.1

Crimson Exploration Announces Public Offering of 18,000,000 Shares of Common Stock

HOUSTON, December 8, 2009 (BUSINESS WIRE) – Crimson Exploration Inc. (OTCBB: CXPO) (“Crimson Exploration”) today announced the launch of its public offering of 18,000,000 shares of Crimson Exploration common stock. The underwriters of the offering will also have a 30-day option to purchase up to 2,700,000 additional shares of common stock from Crimson Exploration. Crimson Exploration has applied to list its common stock on The NASDAQ Global Market under the proposed symbol “CXPO.”

Crimson Exploration expects to use the net proceeds from the offering (and the net proceeds from any exercise of the underwriters’ option to purchase additional shares of common stock) to repay indebtedness outstanding under its revolving credit facility and its $10 million unsecured promissory note.

Barclays Capital Inc. and Credit Suisse Securities (USA) LLC will act as joint book-running managers of the offering. Copies of the prospectus for the offering may be obtained from the underwriters as follows:

Barclays Capital Inc.

c/o Broadridge

Integrated Distribution Services

1155 Long Island Avenue

Edgewood, New York 11717

Email: Barclaysprospectus@broadridge.com; phone: 1-888-603-5847

Credit Suisse Securities (USA) LLC

Prospectus Department

One Madison Avenue

New York, New York 10010

Phone: 800-221-1037.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Crimson Exploration is a Houston, Texas-based independent energy company engaged in onshore oil & gas exploration and production primarily in South Texas, East Texas and the Upper Gulf Coast.

This news release contains forward-looking statements. Crimson Exploration believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from those expressed in this news release, including Crimson Exploration’s ability to close successfully on the common stock offering and to use the net proceeds as indicated in this news release. Additional risks and uncertainties relating to the public offering, Crimson Exploration and its business can be found under the heading "Risk Factors" in the preliminary prospectus related to the public offering filed with the Securities and Exchange Commission on December 8 , 2009. Except as required by law, Crimson Exploration undertakes no obligation to publicly update or revise any forward-looking statements.

SOURCE: Crimson Exploration Inc.

Contact:

E. Joseph Grady

713-236-7400